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                                                                      EXHIBIT DD
                        WYNNCHURCH CAPITAL PARTNERS, L.P.
                    WYNNCHURCH CAPITAL PARTNERS CANADA, L.P.
                                 Two Conway Park
                           150 Field Drive, Suite 165
                           Lake Forest, Illinois 60045

                                                               November 14, 2003

Fleet Capital Corporation
One Federal Street
Mail Stop MA DE 10307X
Boston, Massachusetts  02106
Attn: Christopher Godfrey

Ladies and Gentlemen:

Reference is made to (i) the Credit and Security Agreement dated as of January 31, 2002 (as heretofore amended, supplemented or otherwise modified, the "Credit Agreement") among Alternative Resources Corporation, ARC Service, Inc., ARC Solutions, Inc., ARC Midholding, Inc., Writers Inc., ARC Technology Management LLC, ARC Staffing Management LLC, and ARC Shared Services LLC, as co-borrowers (the "Borrowers") and Fleet Capital Corporation, as lender (the "Lender"), (ii) the Subordination and Intercreditor Agreement dated as of January 31, 2002 (as heretofore amended, supplemented or otherwise modified, the "Subordination and Intercreditor Agreement") among Wynnchurch Capital Partners, L.P. ("Wynnchurch USA"), Wynnchurch Capital Partners Canada, L.P. ("Wynnchurch Canada", and collectively with Wynnchurch USA, "Wynnchurch"), the Borrowers and the Lender,
(iii) the Guaranty Agreement dated as of July 15, 2003, made by Wynnchurch to the Lender (as heretofore amended, supplemented or otherwise modified, the "Guaranty"), and (iv) the Eighth Amendment to Credit Agreement and Waiver dated as of the date hereof among the Borrowers and the Lender (the "Eighth Amendment"). Unless otherwise defined herein, capitalized terms used herein as defined terms have the meanings ascribed thereto in the Credit Agreement.

Wynnchurch acknowledges that (i) an Event of Default has occurred and is continuing under the Credit Agreement as a result of the Borrower's failure to satisfy (A) the Tangible Capital Base covenant set forth in Section 8.10(a) of the Credit Agreement for the fiscal quarter ended September 30, 2003 and (B) the Fixed Charge coverage shortfall covenant set forth in Section 8.10(c) for the nine month fiscal period ended September 30, 2003 (collectively, the "September 30, 2003 Events of Default"), and (ii) pursuant to the Eighth Amendment, the Lender has agreed to waive the September 30, 2003 Events of Default and to amend certain provisions of the Credit Agreement as more fully set forth in the Eight Amendment. Wynnchurch further acknowledges that the execution and delivery by Wynnchurch of (A) a written waiver with respect to the existing defaults of the Borrowers under the Subordinated Debt Documents and the amendment of the financial covenants set forth in the Subordinated Debt Documents, and (B) this acknowledgement letter, are conditions precedent to the effectiveness of the Eighth Amendment.

Accordingly, to induce the Lender to enter into the Eighth Amendment and to enable the Borrowers to satisfy the conditions precedent to the effectiveness of the Eighth Amendment, Wynnchurch hereby (i) confirms that Wynnchurch has executed and delivered to the Borrowers a written amendment and waiver with respect to the existing defaults under and financial covenant provisions contained in the

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Subordinated Debt Documents, (ii) executes and delivers to the Lender this acknowledgement letter, (iii) covenants and agrees that notwithstanding anything to contrary contained in the Wynnchurch Subordinated Notes, any other Subordinated Debt Document, the Credit Agreement, the Subordination and Intercreditor Agreement or any other Loan Document, the Borrowers shall not be required to pay to Wynnchurch, and Wynnchurch shall not accept from the Borrowers, any cash payments of interest owed with respect to the Wynnchurch Subordinated Notes for any period from and after June 1, 2003 unless and until such time as the Lender receives from the Borrowers a Compliance Certificate for the fiscal quarter of the Borrowers ending December 31, 2003 or any subsequent quarterly period, demonstrating that immediately prior to and after giving effect to each contemplated cash payment of interest in respect of the Wynnchurch Subordinated Notes, no Event of Default shall have occurred and be continuing under the Credit Agreement and the Borrowers shall be in full compliance with the financial covenants set forth in the Credit Agreement, as amended by the Eighth Amendment, and (iv) acknowledges that the Guaranty remains in full force and effect and hereby ratifies and confirms the Guaranty in all respects except that, upon and after the effectiveness of the Eighth Amendment, each reference in the Guaranty to the "Credit Agreement" shall mean and be a reference to the Credit Agreement as amended by the Eighth Amendment. For purposes of clarification, notwithstanding Wynnchurch's covenant and agreement contained in clause (iii) above, interest shall continue to accrue on the Wynnchurch Subordinated Notes.

Wynnchurch hereby further represents, warrants and confirms to the Lender that
(i) as of September 30, 2003, (A) the Capital Commitments (as defined in the Guaranty) of Wynnchurch USA aggregate $80,250,000; (B) the Capital Commitments of Wynnchurch Canada aggregate $82,852,885; (C) Capital Calls (as defined in the Guaranty) aggregating $39,872,915 have been made by Wynnchurch USA; (D) Capital Calls aggregating $41,238,630 have been made by Wynnchurch Canada; and (E) no Investor (as defined in the Guaranty) has failed to fund all of the amounts required to be paid by such Investor pursuant to Capital Calls heretofore made or is otherwise in default under any subscription agreement relating to its investment in Wynnchurch USA or Wynnchurch Canada, as applicable; (ii) the representations and warranties of Wynnchurch contained in the Guaranty are true and correct on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (iii) the aggregate amount of Uncalled Capital Commitments (as defined in the Guaranty) in respect of Wynnchurch equals or exceeds three times the aggregate Guarantor Indebtedness (as defined in the Guaranty).

The New Wynnchurch Subordinated Notes (as defined in the Guaranty), if issued, will contain the terms applicable to the Wynnchurch Subordinated Notes (as amended from time to time, including pursuant to the Second Amendment to Notes dated as of August 14, 2003 between Wynnchurch and the Company), subject to the terms of the Guaranty.

The parties acknowledge and agree that upon payment in full of the Obligations and termination of the Revolving Credit Commitment (each as defined in the Credit Agreement), the obligations and agreements set forth in this acknowledgement letter shall terminate and this acknowledgement letter shall be of no further force and effect.

                            [Signature pages follow.]

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                         Very truly yours,

                         WYNNCHURCH CAPITAL PARTNERS, L.P.

                         By: Wynnchurch Partners, L.P., it general partner

                         By: Wynnchurch Management Inc., its general partner

                         By: /s/ John A. Hatherly
                            ----------------------------------------------------
                         Name:   John a. Hatherly
                         Title:  President

                         WYNNCHURCH CAPITAL PARTNERS
                         CANADA, L.P.

                         By: Wynnchurch Partners Canada, L.P., its general
                             partner

                         By: Wynnchurch GP Canada, Inc., its general partner

                         By: /s/ John A. Hatherly
                            ----------------------------------------------------
                         Name:   John A. Hatherly
                         Title:  President

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ACKNOWLEDGED AND AGREED:

ALTERNATIVE RESOURCES CORPORATION,
  individually and on behalf of the other Borrowers

By: /s/ Steven Purcell
   ---------------------------------
Name:   Steven Purcell
Title:  Chief Financial Officer